EXHIBIT 21.1

SUBSIDIARIES OF CONTINENTAL AIRLINES

               SUBSIDIARY                STATE OF INCORPORATION

Air Micronesia, Inc. Delaware

Continental Express, Inc. Delaware

Continental Micronesia, Inc. Delaware